AMENDMENT TO SETTLEMENT AND RELEASE AGREEMENT
This AMENDMENT TO SETTLEMENT AND RELEASE AGREEMENT (this
“Amendment”) is dated as of May 9, 2024 (the “Effective Date”), by and between Beneficient (“Beneficient” or the “Company”) and Maxim Group LLC (“Maxim”). Beneficient and Maxim are each sometimes referred to herein individually as a “Party” and together as the “Parties.”
W I T N E S S E T H
WHEREAS, Company and Maxim entered into that certain Settlement and Release Agreement, dated as of June 7, 2023 (the “Settlement Agreement”);
WHEREAS, Section 1(b) of the Settlement Agreement obligated Beneficient to pay to Maxim $1,850,000 on or before September 15, 2023;
WHEREAS, Beneficient paid to Maxim $250,000 of the $1,850,000 due pursuant to Section 1(b) of the Settlement Agreement;
WHEREAS, Company and Maxim now wish to amend the Settlement Agreement in accordance with the terms of this Amendment and as more particularly described in this Amendment;
NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:
1.Amendment to the Settlement Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Settlement Agreement. The Settlement Agreement is hereby amended to provide for the following payment schedule for the
$1,600,000 outstanding pursuant to Section 1(b) of the Settlement Agreement:
a.Upon execution of the Amendment, Beneficient will within two (2) business days pay to Maxim $500,000 cash pursuant to the instructions set forth on Exhibit A (the “Initial Cash Payment”);
b.Beneficient shall make additional cash payments to Maxim via wire transfer in the amounts and upon the schedule set forth below (each, a “Subsequent Cash Payment,” and together with the Initial Cash Payment, the “Cash Payment”):

Date	Amount
On or before May 31, 2024	$75,000
On or before June 30, 2024	$75,000
On or before July 31, 2024	$75,000
On or before August 31, 2024	$75,000
a.Upon the Effective Date, Beneficient will issue to Maxim Partners LLC a number of shares (each, a “Share”) of Class A common stock, par value $0.001 per share of Beneficient (the “Common Stock”) in an aggregate amount equaling $896,000 (the “Stock Payment”), at a price per Share based on the volume-weighted average sale price of a Share on The Nasdaq Global Market (or other national securities exchange on which such shares are then listed) for the five-day period as of market-close the business day immediately prior to the Effective Date, as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service as determined by the Company;
b.The Shares shall have unlimited piggyback registration rights and, upon Maxim’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the Company’s transfer agent to remove any restrictive legend from the Common Stock pursuant to Rule 144 of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended (“Rule 144”); however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met;
c.Upon making the Cash Payment and Stock Payment, Beneficient’s payment obligations set forth in Section 1(b) of the Settlement Agreement shall have been satisfied in full, and no amount shall remain payable or due to Maxim by Beneficient pursuant to Section 1(b) of the Settlement Agreement. If the Company breaches any of the obligations set forth in Sections 1(a)-(d) of this Amendment, then the entirety of the $1,600,000 outstanding shall be immediately due in cash, less any cash amounts already paid and the amount of Common Stock delivered to Maxim under Section 1(c) of this Amendment, and, with respect to such amounts, the date of breach of the Agreement shall be deemed to be September 15, 2023 for purposes of calculating prejudgment interest; and
d.If Maxim commences legal proceedings to interpret or enforce the terms of any of Sections 1(a) - 1(e), Maxim shall be entitled to recover court costs and reasonable attorney fees in the event it is the prevailing party in such proceedings pursuant to a final, non-appealable court order or judgment. No failure on the part of Maxim to exercise, and no delay in exercising, any of its rights under the Settlement Agreement or this Amendment shall operate as a waiver thereof, nor shall any partial exercise of such rights preclude any other or further exercises thereof of the exercises of any other right.
2.Miscellaneous. Except to the extent expressly set forth in this Amendment, the Settlement Agreement has not been amended. This Amendment contains the entire agreement among the Parties with respect to the matters that are herein described. There are no agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, regarding the matters described in this Amendment other than as set forth in this Amendment. This Amendment is intended by the Parties hereto to be an integration of all prior or contemporaneous promises, agreements, conditions, negotiations and undertakings between the Parties with respect to the matters described in this Amendment. This Amendment may not be modified orally or in any manner other than by an agreement in writing signed by Company and Maxim. This Amendment may be signed in counterparts by the Parties and all of such counterparts, when taken together, shall be deemed to be a fully executed original of this Amendment. The transmission of a signed counterpart of this Amendment by facsimile or by portable document format (.pdf) shall have the same force and effect as delivery of an original signed counterpart of this Amendment and shall constitute valid and effective delivery for all purposes of this Amendment. This Amendment shall be governed by and in accordance with the laws of the State of New York. This Amendment shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. This Amendment shall be deemed to be effective as of the date set forth above notwithstanding the fact that this Amendment may be executed and/or delivered by either or both of the Parties on a later or different date.

Intending to be legally bound hereby, the parties executed the foregoing Amendment as of the date set forth above.

MAXIM GROUP LLC		BENEFICIENT

By:	/s/ Clifford Teller	By:	/s/ David Rost
	Clifford Teller		David Rost
	Chief Executive Officer		Authorized Signatory